UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),

(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No.     )

Domo, Inc.

(Name of Issuer)

Class B Common Stock

(Title of Class of Securities)

257554 10 5

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 257554 10 5	13 G	Page 2 of 18 Pages

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,609,540 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,609,540 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,609,540 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0% (3)(4)
12	TYPE OF REPORTING PERSON* PN

(1)

This Schedule 13G is filed by Institutional Venture Partners XIII, L.P. (“IVP XIII”), Institutional Venture Management XIII, LLC (“IVM XIII”), Institutional Venture Partners XV, L.P. (“IVP XV”), Institutional Venture Partners XV Executive Fund, L.P. (“IVP XV EF”), Institutional Venture Management XV, LLC (“IVM XV”), Todd C. Chaffee (“Chaffee”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”), Dennis B. Phelps (“Phelps”), Jules A. Maltz (“Maltz”), Somesh Dash (“Dash”) and Eric Liaw (“Liaw,” together with IVP XIII, IVM XIII, IVP XV, IVP XV EF, IVM XV, Chaffee, Fogelsong, Harrick, Miller, Maltz, Phelps and Dash, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes (i) 1,367,597 shares held by IVP XIII, (ii) 240,663 shares held by IVP XV, and (iii) 1,280 shares held by IVP XV EF. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The Managing Directors own no securities of the Issuer directly.

(3)

The percentage is based on 23,074,264 shares of Class B Common Stock reported to be outstanding as of December 12, 2018 in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 as filed with the Securities and Exchange Commission on December 13, 2018.

(4)

The 1,609,540 shares of Class B Common Stock beneficially owned by the Reporting Person represent 6.1% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 1.0% of the combined voting power of the Issuer’s Common Stock.

CUSIP NO. 257554 10 5	13 G	Page 3 of 18 Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management XIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,609,540 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,609,540 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,609,540 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0% (3)(4)
12	TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Includes (i) 1,367,597 shares held by IVP XIII, (ii) 240,663 shares held by IVP XV, and (iii) 1,280 shares held by IVP XV EF. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The Managing Directors own no securities of the Issuer directly.

(3)

The percentage is based on 23,074,264 shares of Class B Common Stock reported to be outstanding as of December 12, 2018 in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 as filed with the Securities and Exchange Commission on December 13, 2018.

(4)

The 1,609,540 shares of Class B Common Stock beneficially owned by the Reporting Person represent 6.1% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 1.0% of the combined voting power of the Issuer’s Common Stock.

CUSIP NO. 257554 10 5	13 G	Page 4 of 18 Pages

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,609,540 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,609,540 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,609,540 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0% (3)(4)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Includes (i) 1,367,597 shares held by IVP XIII, (ii) 240,663 shares held by IVP XV, and (iii) 1,280 shares held by IVP XV EF. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The Managing Directors own no securities of the Issuer directly.

(3)

The percentage is based on 23,074,264 shares of Class B Common Stock reported to be outstanding as of December 12, 2018 in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 as filed with the Securities and Exchange Commission on December 13, 2018.

(4)

The 1,609,540 shares of Class B Common Stock beneficially owned by the Reporting Person represent 6.1% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 1.0% of the combined voting power of the Issuer’s Common Stock.

CUSIP NO. 257554 10 5	13 G	Page 5 of 18 Pages

1	NAMES OF REPORTING PERSONS. IVP XV Executive Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,609,540 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,609,540 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,609,540 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0% (3)(4)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Includes (i) 1,367,597 shares held by IVP XIII, (ii) 240,663 shares held by IVP XV, and (iii) 1,280 shares held by IVP XV EF. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The Managing Directors own no securities of the Issuer directly.

(3)

The percentage is based on 23,074,264 shares of Class B Common Stock reported to be outstanding as of December 12, 2018 in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 as filed with the Securities and Exchange Commission on December 13, 2018.

(4)

The 1,609,540 shares of Class B Common Stock beneficially owned by the Reporting Person represent 6.1% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 1.0% of the combined voting power of the Issuer’s Common Stock.

CUSIP NO. 257554 10 5	13 G	Page 6 of 18 Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management XV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,609,540 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,609,540 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,609,540 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0% (3)(4)
12	TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Includes (i) 1,367,597 shares held by IVP XIII, (ii) 240,663 shares held by IVP XV, and (iii) 1,280 shares held by IVP XV EF. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The Managing Directors own no securities of the Issuer directly.

(3)

The percentage is based on 23,074,264 shares of Class B Common Stock reported to be outstanding as of December 12, 2018 in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 as filed with the Securities and Exchange Commission on December 13, 2018.

(4)

The 1,609,540 shares of Class B Common Stock beneficially owned by the Reporting Person represent 6.1% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 1.0% of the combined voting power of the Issuer’s Common Stock.

CUSIP NO. 257554 10 5	13 G	Page 7 of 18 Pages

1	NAMES OF REPORTING PERSONS Todd C. Chaffee
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,609,540 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,609,540 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,609,540 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0% (3)(4)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Includes (i) 1,367,597 shares held by IVP XIII, (ii) 240,663 shares held by IVP XV, and (iii) 1,280 shares held by IVP XV EF. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The Managing Directors own no securities of the Issuer directly.

(3)

The percentage is based on 23,074,264 shares of Class B Common Stock reported to be outstanding as of December 12, 2018 in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 as filed with the Securities and Exchange Commission on December 13, 2018.

(4)

The 1,609,540 shares of Class B Common Stock beneficially owned by the Reporting Person represent 6.1% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 1.0% of the combined voting power of the Issuer’s Common Stock.

CUSIP NO. 257554 10 5	13 G	Page 8 of 18 Pages

1	NAMES OF REPORTING PERSONS Norman A. Fogelsong
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,609,540 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,609,540 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,609,540 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0% (3)(4)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Includes (i) 1,367,597 shares held by IVP XIII, (ii) 240,663 shares held by IVP XV, and (iii) 1,280 shares held by IVP XV EF. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The Managing Directors own no securities of the Issuer directly.

(3)

The percentage is based on 23,074,264 shares of Class B Common Stock reported to be outstanding as of December 12, 2018 in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 as filed with the Securities and Exchange Commission on December 13, 2018.

(4)

The 1,609,540 shares of Class B Common Stock beneficially owned by the Reporting Person represent 6.1% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 1.0% of the combined voting power of the Issuer’s Common Stock.

CUSIP NO. 257554 10 5	13 G	Page 9 of 18 Pages

1	NAMES OF REPORTING PERSONS Stephen J. Harrick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,609,540 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,609,540 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,609,540 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0% (3)(4)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Includes (i) 1,367,597 shares held by IVP XIII, (ii) 240,663 shares held by IVP XV, and (iii) 1,280 shares held by IVP XV EF. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The Managing Directors own no securities of the Issuer directly.

(3)

The percentage is based on 23,074,264 shares of Class B Common Stock reported to be outstanding as of December 12, 2018 in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 as filed with the Securities and Exchange Commission on December 13, 2018.

(4)

The 1,609,540 shares of Class B Common Stock beneficially owned by the Reporting Person represent 6.1% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 1.0% of the combined voting power of the Issuer’s Common Stock.

CUSIP NO. 257554 10 5	13 G	Page 10 of 18 Pages

1	NAMES OF REPORTING PERSONS J. Sanford Miller
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,609,540 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,609,540 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,609,540 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0% (3)(4)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Includes (i) 1,367,597 shares held by IVP XIII, (ii) 240,663 shares held by IVP XV, and (iii) 1,280 shares held by IVP XV EF. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The Managing Directors own no securities of the Issuer directly.

(3)

The percentage is based on 23,074,264 shares of Class B Common Stock reported to be outstanding as of December 12, 2018 in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 as filed with the Securities and Exchange Commission on December 13, 2018.

(4)

The 1,609,540 shares of Class B Common Stock beneficially owned by the Reporting Person represent 6.1% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 1.0% of the combined voting power of the Issuer’s Common Stock.

CUSIP NO. 257554 10 5	13 G	Page 11 of 18 Pages

1	NAMES OF REPORTING PERSONS Dennis B. Phelps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,609,540 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,609,540 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,609,540 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0% (3)(4)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Includes (i) 1,367,597 shares held by IVP XIII, (ii) 240,663 shares held by IVP XV, and (iii) 1,280 shares held by IVP XV EF. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The Managing Directors own no securities of the Issuer directly.

(3)

The percentage is based on 23,074,264 shares of Class B Common Stock reported to be outstanding as of December 12, 2018 in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 as filed with the Securities and Exchange Commission on December 13, 2018.

(4)

The 1,609,540 shares of Class B Common Stock beneficially owned by the Reporting Person represent 6.1% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 1.0% of the combined voting power of the Issuer’s Common Stock.

CUSIP NO. 257554 10 5	13 G	Page 12 of 18 Pages

1	NAMES OF REPORTING PERSONS Jules A. Maltz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 241,943 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 241,943 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 241,943 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0% (3)(4)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Includes (i) 240,663 shares held by IVP XV, and (ii) 1,280 shares held by IVP XV EF. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The Managing Directors own no securities of the Issuer directly.

(3)

The percentage is based on 23,074,264 shares of Class B Common Stock reported to be outstanding as of December 12, 2018 in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 as filed with the Securities and Exchange Commission on December 13, 2018.

(4)

The 241,943 shares of Class B Common Stock beneficially owned by the Reporting Person represent 1.0% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 0.2% of the combined voting power of the Issuer’s Common Stock.

CUSIP NO. 257554 10 5	13 G	Page 13 of 18 Pages

1	NAMES OF REPORTING PERSONS Somesh Dash
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 241,943 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 241,943 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 241,943 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0% (3)(4)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Includes (i) 240,663 shares held by IVP XV, and (ii) 1,280 shares held by IVP XV EF. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The Managing Directors own no securities of the Issuer directly.

(3)

The percentage is based on 23,074,264 shares of Class B Common Stock reported to be outstanding as of December 12, 2018 in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 as filed with the Securities and Exchange Commission on December 13, 2018.

(4)

The 241,943 shares of Class B Common Stock beneficially owned by the Reporting Person represent 1.0% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 0.2% of the combined voting power of the Issuer’s Common Stock.

CUSIP NO. 257554 10 5	13 G	Page 14 of 18 Pages

1	NAMES OF REPORTING PERSONS Eric Liaw
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 241,943 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 241,943 shares (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 241,943 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0% (3)(4)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)

Includes (i) 240,663 shares held by IVP XV, and (ii) 1,280 shares held by IVP XV EF. IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The Managing Directors own no securities of the Issuer directly.

(3)

The percentage is based on 23,074,264 shares of Class B Common Stock reported to be outstanding as of December 12, 2018 in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 as filed with the Securities and Exchange Commission on December 13, 2018.

(4)

The 241,943 shares of Class B Common Stock beneficially owned by the Reporting Person represent 1.0% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 0.2% of the combined voting power of the Issuer’s Common Stock.

Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons with the Commission in respect of shares of Class B Common Stock (“Common Stock”), of Domo, Inc., a Delaware corporation (the “Issuer”).

Item 1

(a)	Name of Issuer:	Domo, Inc.

(b)	Address of Issuer’s
	Principal Executive Offices:	772 East Utah Valley Drive
American Fork, Utah 84003

Item 2

(a)	Name of Reporting Persons Filing:

1.	Institutional Venture Partners XIII, L.P. (“IVP XIII”)

2.	Institutional Venture Management XIII, LLC (“IVM XIII”)

3.	Institutional Venture Partners XV, L.P. (“IVP XV”)

4.	IVP XV Executive Fund, L.P. (“IVP XV EF”)

5.	Institutional Venture Management XV, LLC (“IVM XV”)

6.	Todd C. Chaffee (“Chaffee”)

7.	Norman A. Fogelsong (“Fogelsong”)

8.	Stephen J. Harrick (“Harrick”)

9.	J. Sanford Miller (“Miller”)

10.	Dennis B. Phelps (“Phelps”)

11.	Jules A. Maltz (“Maltz”)

12.	Somesh Dash (“Dash”)

13.	Eric Liaw (“Liaw”)

(b)	Address of Principal Business Office:	c/o Institutional Venture Partners
3000 Sand Hill Road, Building 2, Suite 250
Menlo Park, California 94025

(c)	Citizenship:

IVP XIII	Delaware
IVM XIII	Delaware
IVP XV	Delaware
IVP XV EF	Delaware
IVM XV	Delaware
Chaffee	United States of America
Fogelsong	United States of America
Harrick	United States of America
Miller	United States of America
Phelps	United States of America
Maltz	United States of America
Dash	United States of America
Liaw	United States of America

(d)	Title of Class of Securities: Class B Common Stock

15

(e)	CUSIP Number:	257554 10 5

Item 3	Not applicable.

Item 4	Ownership.

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2018:

Reporting Persons	Shares Held Directly (1)	Shared Voting Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 4)
IVP XV	240,663	1,609,540	1,609,540	1,609,540	7.0	%(5)
IVP XV EF	1,280	1,609,540	1,609,540	1,609,540	7.0	%(5)
IVM XV (2)	0	1,609,540	1,609,540	1,609,540	7.0	%(5)
IVP XIII	1,367,597	1,609,540	1,609,540	1,609,540	7.0	%(5)
IVM XIII (2)(3)	0	1,609,540	1,609,540	1,609,540	7.0	%(5)
Chaffee (2)(3)	0	1,609,540	1,609,540	1,609,540	7.0	%(5)
Fogelsong (2)(3)	0	1,609,540	1,609,540	1,609,540	7.0	%(5)
Harrick (2)(3)	0	1,609,540	1,609,540	1,609,540	7.0	%(5)
Miller (2)(3)	0	1,609,540	1,609,540	1,609,540	7.0	%(5)
Phelps (2)(3)	0	1,609,540	1,609,540	1,609,540	7.0	%(5)
Maltz (2)	0	241,943	241,943	241,943	1.0	%(6)
Dash (2)	0	241,943	241,943	241,943	1.0	%(6)
Liaw (2)	0	241,943	241,943	241,943	1.0	%(6)

(1)	Represents the number of shares of Common Stock held by IVP XV, IVP XV EF and IVP XIII.
(2)

IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. IVM XV owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF. The Managing Directors own no securities of the Issuer directly.

(3)

IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Issuer directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. The Managing Directors own no securities of the Issuer directly.

(4)

The percentage is based on 23,074,264 shares of Class B Common Stock reported to be outstanding as of December 12, 2018 in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 as filed with the Securities and Exchange Commission on December 13, 2018.

(5)

The 1,609,540 shares of Class B Common Stock beneficially owned by the Reporting Person represent 6.1% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 1.0% of the combined voting power of the Issuer’s Common Stock.

(6)

The 241,943 shares of Class B Common Stock beneficially owned by the Reporting Person represent 1.0% of the Issuer’s outstanding Common Stock based on a total of 26,337,923 shares of Common Stock outstanding as of December 12, 2018, as reported in the Issuer’s Form 10-Q for the quarterly period ended October 31, 2018 filed, with the SEC on December 13, 2018, and represent approximately 0.2% of the combined voting power of the Issuer’s Common Stock.

16

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

17

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 14, 2019

INSTITUTIONAL VENTURE PARTNERS XIII, L.P.

By: Institutional Venture Management XIII, LLC

Its: General Partner

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XIII, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE PARTNERS XV, L.P.
IVP XV EXECUTIVE FUND, L.P.

By: Institutional Venture Management XV, LLC
Its: General Partner

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XV, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Todd C. Chaffee

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Norman A. Fogelsong

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Stephen J. Harrick

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for J. Sanford Miller

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Dennis B. Phelps

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Jules A. Maltz

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Somesh Dash

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Eric Liaw

Exhibit(s):

A:	Joint Filing Statement

18